Exhibit 99.1

PRESS RELEASE – For Immediate Release

MGM RESORTS INTERNATIONAL ANNOUNCES

CEO SUCCESSION AND TRANSITION PLAN

Las Vegas, February 12, 2020 – MGM Resorts International (NYSE:MGM) (“MGM Resorts” or the “Company”) today announced that Jim Murren, Chairman and Chief Executive Officer, has informed the Company’s Board of Directors that he will step down from his position as Chairman and Chief Executive Officer of the Company prior to the expiration of his contract. Mr. Murren will continue to serve in his current leadership roles until a successor is appointed. The Board has formed a committee of independent directors to conduct the search process. The committee is working with a nationally recognized executive search firm to promptly identify and evaluate candidates to assume the role of Chief Executive Officer.

“On behalf of the entire MGM Resorts Board of Directors, I want to thank Jim for his years of dedication to the Company and the community,” said Roland Hernandez, Lead Independent Director of the MGM Resorts Board of Directors. “Jim has led the Company through growth, transforming it into a global entertainment company with a worldwide footprint and creating value for MGM Resorts shareholders. As CEO, he has spearheaded significant achievements across our properties, including the development of the CityCenter destination and has turned resorts into showcases of entertainment and sophisticated architecture. The Board is focused on continuing to create long-term value for MGM Resorts shareholders. The search committee, along with the entire Board, will be dedicating significant attention and resources towards identifying and naming Jim’s successor. Jim will continue to lead the Company during this process. We will also look to the talented management team in place to help guide the Company into this next chapter.”

“Leading MGM Resorts has been the most rewarding and fulfilling experience in my professional career,” said Mr. Murren. “It has been an honor to work with such a talented group of men and women who provide millions of guests with memorable life experiences every day all over the world. We have a solid leadership team in place, and I am confident that they will work with my successor to continue the Company’s trajectory of growth and expansion. Until my successor is named, I will continue to lead this Company just as I always have and will remain focused on executing our strategy and am fully committed to supporting a seamless transition.”

Mr. Murren has served as Chairman and CEO of MGM Resorts since 2008 and has been with the Company since 1998. His impact and leadership has shaped not only MGM Resorts, but also Las Vegas as a whole. He was instrumental in the establishment of professional sports in Las Vegas, and he was deeply involved in the building of T-Mobile Arena and bringing the Vegas Golden Knights, the Las Vegas Aces and the Las Vegas Raiders to the city. Mr. Murren was an early and strong supporter of diversity, inclusion, and sustainability in Las Vegas. As CEO of MGM Resorts, he oversaw a period of responsible construction unique to the industry. CityCenter remains one of the world’s largest green developments, specifically designed to reduce energy consumption, and MGM has been recognized 14 consecutive years by Diversity, Inc. as a top company for diversity. Mr. Murren also has led the MGM Resorts’ expansion in Asia, with the opening of two properties in Macau and the current effort to obtain a license in Osaka, Japan.

PRESS RELEASE – For Immediate Release

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 29 unique hotel and destination gaming offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company recently acquired the operations of Empire City Casino in New York and Hard Rock Rocksino in Ohio, which was rebranded as MGM Northfield Park. In 2018, MGM Resorts opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The over 80,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine’s World’s Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Media Contact

Debra DeShong

202-855-8046

Media@mgmresorts.com